EX. 99.1

Farmer Bros. Co. Announces Refinancing of Credit Facility

NORTHLAKE, Texas, August 31, 2022 (GLOBE NEWSWIRE) -- Farmer Bros. Co. (NASDAQ: FARM) ( “Farmer Brothers” or the “Company”) today announced that the Company has successfully completed the refinancing of its credit facility with Wells Fargo N.A., consisting of a new, five-year $47.0 million first lien secured credit facility with increased covenant flexibility (the “Refinancing”).
The Refinancing, which is a low-cost transactional amendment to Farmer Brothers’ previously amended existing ABL credit facility, is expected to provide the Company with approximately $2.0 million in cash savings per year compared to the previous facility.
In addition to lowering the interest rate and extending the maturity, the Refinancing eliminates the minimum AEBITDA covenant and allows for 15-year amortization on principal payments.
“We are delighted to announce the completion of this refinancing, which, combined with the previously amended ABL credit facility, will materially improve our capital structure, lower our debt levels and increase our flexibility,” said Deverl Maserang, Chief Executive Officer of Farmer Brothers. “Following completion, there will be fewer direct liens on the Company’s assets, such as real estate, which we believe will also provide more flexibility regarding future financial activities. We expect that the improvements under this new debt refinancing package will provide additional support for the benefit of both customers and our stockholders.”
About Farmer Brothers
Founded in 1912, Farmer Bros. Co. is a national coffee roaster, wholesaler, and distributor of coffee, tea, and culinary products. The Company’s product lines include organic, Direct Trade, and sustainably produced coffee. With a robust line of coffee, hot and iced teas, cappuccino mixes, spices, and baking/biscuit mixes, the Company delivers extensive beverage planning services and culinary products to its U.S.-based customers. The Company serves a wide variety of customers, from small independent restaurants and food service operators to large institutional buyers like restaurants, department and convenience store chains, hotels, casinos, healthcare facilities, and gourmet coffee houses, as well as grocery chains with private brand coffee and consumer branded coffee and tea products, and foodservice distributors.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
Marketing Contact
Nathalie Oetzel
noetzel@farmerbros.com

Investor Relations Contact
Ellipsis
Jeff Majtyka & Kyle King
Investor.relations@farmerbros.com
(646) 776-0886